UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:  August 15, 2006

QUIXOTE CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number    001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:   (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

Item 2.06.  Material Impairments.

On August 15, 2006, we issued a press release announcing our financial results for our fourth quarter and fiscal year ended June 30, 2006.   The Press Release also included current information regarding a material asset impairment charge and restructuring costs.  The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.

In a conference call discussing the press release, we disclosed certain information which may be considered important to certain shareholders.

The loss per share reported for the fourth quarter of 2006 of $1.03 included a gain on the sale of assets, a gain on legal settlement, restructuring costs and a non-cash asset impairment charge.  The tables to the press release include a reconciliation of these items from the GAAP operating loss to a non-GAAP operating profit.  Excluding these items from the GAAP income before income taxes and applying our historical effective income tax rate of 38%, the earnings per share for the fourth quarter of 2006 were $0.11.

Sales for the Protect and Direct segment for the fourth quarter of fiscal 2006 increased 18% to $25.4 million from $21.5 million.   Sales for the Inform segment for the fourth quarter increased 4% to $6.9 million from $6.7 million.  Sales for the Intersection Control segment for the fourth quarter increased 8% to $12.8 million from $11.8 million.  The Company’s gross margin for the current fourth quarter was 32.9% compared to 36.3%, primarily due to unfavorable product sales mix, increased raw material and freight costs as well as inefficiencies related to the restructuring activities at the Intersection Control segment. Sales for fiscal 2006 for the Protect and Direct segment increased 10% to a record of $80.8 million from $73.6 million last year.  Sales for the Inform segment increased 14% to a record of $24.1 million from $21.2 million last year.  Sales for the Intersection Control segment increased 9% to $56.2 million from $51.7 million last year.  The operating loss for fiscal 2006 for the Intersection Control segment was $22.4 million. Excluding the gain on legal settlements of $3 million, restructuring costs of $5.8 million and an asset impairment charge of $13.4 million, the operating loss was $6.2 million.

Backlog as of June 30, 2006 was $24.5 million, compared to $23.8 million last year.  The backlog for Protect and Direct increased $1.1 million, or 15%.  For the Inform segment, backlog increased $3.2 million, or 127% from last year.  Intersection Control backlog decreased $3.6 million, or 26%, primarily due to the product line rationalization and restructuring activities.

Our operating cash flow for fiscal 2006 is approximately $4.7 million compared to $3.4 million last year. International sales increased 14% for fiscal 2006 to a record of $22 million from $19 million last year. Total outstanding debt of $51.6 million as of June 30, 2006 includes $6 million in revolving bank borrowings, $40 million in 7% Convertible Debentures and a $5 million seller note.

The revenue for fiscal 2006 related to the portable variable message sign and lighting product lines within the Intersection Control segment which were sold near the end of fiscal 2006 was approximately $9 million.  The revenue for fiscal 2006 related to the weather forecasting business within the Inform segment which was sold as of the end of fiscal 2006 was approximately $2 million.

For fiscal 2007, we estimate depreciation and amortization expense to be approximately $5.2 million.  Capital expenditures are budgeted at $3 million for fiscal 2007.  Our effective income tax rate is estimated to be 38% for the year.

A conference call discussing the press release was recorded and is available for replay through Tuesday, August 22, 2006 at 12AM.  To access the replay, please call (706) 645-9291 and enter passcode 4114382; the recorded web cast will also be available at “www.quixotecorp.com”.

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts.  Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this report.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business.  These risks and uncertainties are discussed in our annual report on Form 10-K for the year ended June 30, 2005 and subsequent quarterly reports on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

The following Exhibit is included herein and is deemed “filed” for the purposes of the Securities and Exchange Act of 1934:

(d)	Exhibits
	99	Press Release issued by Quixote Corporation, dated August 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE: August 15, 2006
/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting Officer)